EXHIBIT 99.1

Turner Announces Second Acquisition with Infrastructure

Focused Paving and Sealcoating Company

HOUSTON, Texas - 01/15/19 - NASDAQ Globalwire - Turner Valley Oil and Gas, Inc. (the “Company,” “Turner”) (OTC: TVOG), a technology-forward infrastructure Company, is pleased to announce that Turner has completed its second acquisition agreement with a Paving and Sealcoating Company, American Paving - Visco Sealcoating (“American”) which has current operations in Columbia, South Carolina, United States of America.

Highlights of the transaction include:

●	The Company has been operating for over 15 years.
●	Annual revenues for the business have ranged from $1.5MM to $5MM when operating at full capacity. Updated forecasts for 2019 will be forthcoming.
●	Turner expects to invest in and expand American as Turner becomes a fully operating infrastructure company.
●	The transaction will be done using Preferred Stock thereby limiting dilution to the existing shareholder base.
●	Company website is located at https://americanpavingvisco.com/

ACQUISITION

Turner has structured the acquisition to include the purchase of all of the assets of American via a wholly owned subsidiary. TVOG will complete a detailed business plan to support continuous operation and growth as a condition of closing. The Company will use its Preferred Stock for a portion of the acquisition and will sell the balance of Preferred Stock according to the Private Placement Agreement to investors via its investment banking advisor. The transaction includes Preferred Stock and investment capital in order to expand its clients and increase revenue. This structure protects both insider and retail investors from dilution to Turner’s common stock structure.

CEO Steve Helm stated, “The Turner group is very excited about this acquisition as we are bringing a long standing and reputable company like American Paving - Visco Sealcoating into our fold. It will provide an excellent building block onto which Turner can expand from as it begins to transform into a technology oriented infrastructure company”.

MERGERS & ACQUISITIONS

In prior announcements, the Company cleared a path for the acquisition of an asphalt services contractor in Tennessee. The final stages of closing including auditing the books of the company, finalizing compliance and legal matters, and completing the initial placement are being executed. Beyond these first two acquisitions under agreement, Turner has initiated advanced due diligence on up to 10 or more target acquisitions with potential gross revenue of $90,000,000.00 and EBITDA pre-consolidation of over $11,000,000.00. Details will be issued in coming press releases and website announcements.

CLOSING CONDITIONS

Following this initial closing announcement, subsequent events will include Turner filing a Form 10 or S1 registration, which includes 10 K and 8 K filings with the SEC. This will meet all registered and fully reporting standards and a result, Turner will meet the qualifications needed for it to be an OTCQB, fully filing company. These are important steps that in addition to Turner’s recent Nasdaq system registration, will aid in Turner’s plan to uplist to a higher exchange. In addition, closing conditions include transfer of assets, release of escrowed funds, appointment of a new Board of directors and management, and an updated corporate website.

About Turner Valley Oil and Gas, Inc.

Turner Valley Oil and Gas, Inc. (OTC:TVOG) is an publicly-held holding company focused on Infrastructure Services, Supply Chain and Technology sectors. Turner is pursuing a “bolt-on” acquisition strategy of existing infrastructure companies to create a nation-wide enterprise capable of capturing strong market share of forecasted infrastructure projects.

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Please read full disclaimer located at: http://TVOGInc.com.com

Website: http://TVOGInc.com

OTC Markets Profile: http://www.otcmarkets.com/stock/TVOG/profile

Contacts:

Steve Helm, CEO

Turner Valley Oil And Gas, Inc.

Address: 1600 West Loop South, Suite 1600, Houston, Texas 77027

Phone: 1-713-588-9453

Email: Info@TVOGInc.com